              CONFIDENTIAL TREATMENT REQUESTED BY M2DIRECT, INC.

                                 M2DIRECT, INC.
                             2030 Powers Ferry Road
                                    Suite 120
                             Atlanta, Georgia 30339
                           (770) 644-1850 - Telephone
                           (770) 644-1865 - Facsimile



                                 April 16, 1999



Robert M. Molter
Senior Vice President
Provident Bank
309 Vine Street
Cincinnati, OH 45202


Transmitted Via Facsimile


Dear Bob:


      This letter is intended to memorialize our recent discussions regarding the relationship between M2Direct and Provident going forward. Provident agrees that M2Direct will be its principal direct marketing firm of record for its credit card and home equity product lines, for a three year period beginning with the date of this letter, based on commercially reasonable terms and conditions as are generally accepted within the direct marketing industry and as described below. Provident agrees that Flights 6, 7 and 8 (which are estimated to total approximately *** to *** mail pieces) and the Home Equity program will be the first programs under our new arrangement.


      Provident agrees that in each of the programs M2Direct performs for Provident during that period, including Flights 6, 7 and 8 and the Home Equity program, M2Direct will bill Provident in a manner that takes into account the number of accounts actually approved. Provident agrees to create pricing structures that guarantee that M2Direct will be paid for all costs incurred up to the mutually agreed upon budget, plus a margin of ***%. If Provident requests, M2Direct shall justify its costs based upon documented expenses relative to industry standards. Nothing in this letter shall diminish or limit Provident's right to terminate its relationship with M2Direct if M2Direct fails to provide services in a commercially reasonable manner or otherwise breaches the terms of its contractual obligations to Provident.


      M2Direct agrees to provide appropriate support for its work for Provident. In particular, M2Direct agrees (a) to make Bill DeGrosky available to the extent reasonably necessary, and (b) to provide a dedicated and appropriately qualified relationship manager.

----------
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

              CONFIDENTIAL TREATMENT REQUESTED BY M2DIRECT, INC.

Page Two


      If this letter adequately describes our understanding regarding our relationship with you, please indicate your agreement by signing on the line provided. We look forward to a long term, mutually profitable relationship with you.


                                           Sincerely,


                                           /s/ John P. Kelly
                                           ------------------------------------
                                           John P. Kelly
                                           Chief Executive Officer and President
                                           M2Direct, Inc.



Agreed and acknowledged:


Provident Bank





By:  /s/ Robert M. Molter
     ---------------------
     Robert M. Molter
     Senior Vice President